Exhibit 99.1

CONSTELLATION BRANDS PRICES
OFFERING OF SENIOR NOTES

VICTOR, N.Y., April 23, 2020 - Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, announced today that it priced the public offering of $1.2 billion aggregate principal amount of Senior Notes, consisting of $600.0 million of 2.875% Senior Notes due 2030 (the “2030 notes”) for a public offering price of 99.801% of the principal amount of the 2030 notes, and $600.0 million of 3.750% Senior Notes due 2050 (the “2050 notes”) for a public offering price of 99.286% of the principal amount of the 2050 notes (collectively, the “notes”) . The notes will be senior obligations that rank equally with all of Constellation’s other senior unsecured indebtedness.
Closing of the offering is expected to occur on April 27, 2020. Constellation intends to use the net proceeds from the offering to redeem prior to maturity its outstanding 2.250% senior notes due 2020 in the aggregate principal amount of $700.0 million and for general corporate purposes.
BofA Securities, Inc., Goldman Sachs & Co. LLC, and J.P. Morgan Securities LLC are acting as the joint book-running managers of the offering. The notes are being offered only by means of a prospectus, including a prospectus supplement, copies of which may be obtained by contacting BofA Securities, Inc. toll-free at (800) 294-1322 or emailing dg.prospectus_requests@bofa.com, contacting Goldman Sachs & Co. LLC toll-free at (866) 471-2526, or contacting J.P. Morgan Securities LLC collect at (212) 834-4533. Alternatively, the prospectus and prospectus supplement may be obtained by visiting EDGAR on the SEC website at http://www.sec.gov.
This announcement does not constitute an offer to sell or a solicitation of an offer to buy notes. The notes will not be offered or sold in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful.
ABOUT CONSTELLATION BRANDS
Constellation Brands is an international producer and marketer of beer, wine and spirits with operations in the U.S., Mexico, New Zealand, and Italy. Constellation is the third-largest beer company in the U.S. and a leading, higher-end wine company in the U.S. market. Constellation’s brand portfolio includes Corona Extra, Corona Light, Corona Premier, Modelo Especial, Modelo Negra, Pacifico, the Robert Mondavi brand family, Kim Crawford, Meiomi, The Prisoner brand family, SVEDKA Vodka, Casa Noble Tequila and High West Whiskey.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements which are not historical facts and relate to future plans, events or performance are forward-looking statements that are based upon management’s current expectations and are subject to risks and uncertainties. The forward-looking statements are based on management's current expectations and should not be construed in any manner as a guarantee that such events or results will in fact occur. All forward-looking statements speak only as of the date of this news release and Constellation Brands undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Detailed information regarding risk factors with respect to the company and the offering are included in the company’s filings with the SEC, including the prospectus and prospectus supplement for the offering.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACTS
Mike McGrew 773-251-4934 / michael.mcgrew@cbrands.com Amy Martin 585-678-7141 / amy.martin@cbrands.com	Patty Yahn-Urlaub 585-678-7483 / patty.yahn-urlaub@cbrands.com Bob Czudak 585-678-7170 / bob.czudak@cbrands.com